As filed with the Securities and Exchange Commission on September 23, 2013
Registration No. 333-156742

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 13
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global REIT, Inc.
(Exact name of registrant as specified in governing instruments)
 __________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
 __________________________________
With a copy to:
Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
 __________________________________
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Deregistration of Securities

On February 1, 2013, the initial public offering of common stock (the “Initial Offering”) of Hines Global REIT, Inc. (the “Registrant”) under the Registrant's registration statement on Form S-11 (File No. 333-156742, the “Initial Registration Statement”) expired. Pursuant to the Initial Registration Statement, which was declared effective by the Securities and Exchange Commission (the "Commission") on August 5, 2009, the Registrant offered up to $3,000,000,000 in shares of common stock on a best efforts basis and $500,000,000 in shares of common stock to be issued under the Registrant’s distribution reinvestment plan. In accordance with the Registrant’s undertaking pursuant to Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 13 to the Initial Registration Statement to remove from registration all shares of its common stock that were registered under the Initial Registration Statement but remained unsold at the expiration of the Initial Offering.

The Registrant filed an additional Registration Statement on Form S-11 (File No. 333-182340) (the “Follow-On Registration Statement”), which was declared effective by the Commission on February 4, 2013, pursuant to which the Registrant is offering up to $3,000,000,000 in shares of common stock on a best efforts basis and $500,000,000 in shares of common stock to be issued under the Registrant's distribution reinvestment plan. Pursuant to Rule 415(a)(6) of the Securities Act of 1933, as amended, the Follow-On Registration Statement included $1,000,000,000 in shares of common stock that had originally been registered on the Initial Registration Statement that were not sold during the Initial Offering.

As of the expiration of the Initial Offering, the Registrant had received gross offering proceeds of $1,678.1 million from the Initial Offering, including $75.7 million relating to shares of common stock sold under the Registrant’s distribution reinvestment plan. By filing this Post-Effective Amendment No. 13 to the Initial Registration Statement, the Registrant removes from registration $821.9 million in shares of its common stock, including $424.3 million in distribution reinvestment plan shares, that were registered under the Initial Registration Statement and remained unsold at the expiration of the Initial Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on September 23, 2013.

HINES GLOBAL REIT, INC.

By:	/S/ SHERRI W. SCHUGART
Sherri W. Schugart President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Hines*	Chairman of the Board of Directors	September 23, 2013
Jeffrey C. Hines

/s/ Sherri W. Schugart*	President and Chief Executive Officer	September 23, 2013
Sherri W. Schugart	(Principal Executive Officer)

/s/ Ryan T. Sims	Chief Financial Officer and Secretary	September 23, 2013
Ryan T. Sims	(Principal Financial Officer)

/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer	September 23, 2013
J. Shea Morgenroth	(Principal Accounting Officer)

/s/ Charles M. Baughn*	Director	September 23, 2013
Charles M. Baughn

/s/ Jack L. Farley*	Director	September 23, 2013
Jack L. Farley

/s/ Colin P. Shepherd*	Director	September 23, 2013
Colin P. Shepherd

/s/ Thomas L. Mitchell*	Director	September 23, 2013
Thomas L. Mitchell

/s/ John S. Moody*	Director	September 23, 2013
John S. Moody

/s/ Peter Shaper*	Director	September 23, 2013
Peter Shaper
*Signed on behalf of the named individuals by Ryan T. Sims under power of attorney.